Exhibit 99.1

Identiv Reports Fourth Quarter and Fiscal Year 2019 Results

FREMONT, Calif. — March 12, 2020 — Identiv, Inc. (NASDAQ: INVE), a global provider of physical security and secure identification, reported financial results for the fiscal fourth quarter and year ended December 31, 2019.

Fiscal Year 2019 Financial Highlights (compared to Fiscal Year 2018)

•	Revenue increased 7% to a record $83.8 million

•	Premises revenue increased 20% to $41.6 million

•	Software and Services revenue increased 27% to $11.3 million

•	Gross profit increased 10% to $36.7 million, or 43.8% of total revenue

•	Net loss attributable to Identiv, Inc. improved by $3.6 million to $(1.2) million

•	Non-GAAP adjusted EBITDA increased 20% to $6.8 million

Fourth Quarter 2019 and Recent Operational Highlights

•	Launched subscription-based Hirsch Velocity Cirrus, the industry’s most reliable cloud-based access control as a service (ACaaS) solution

•	Launched subscription-based secure mobile PDF signing for armed forces, federal agencies, and commercial customers to provide CAC and PIC-Authenticated document signing from mobile devices

•

Partnered with SiteWatch Safety to deliver cloud-based emergency electronic mustering via Freedom Cloud Access Control to enhance personnel safety for a major oil and gas infrastructure project in Canada

•	Partnered with Kensington® to embed secure authentication technology into Kensington’s Blackbelt™ Rugged Case for the Microsoft Surface Pro and Microsoft Surface Go

•	Launched eco-friendly RFID and NFC tags for environmentally conscious companies focusing on a sustainable ecological footprint

•	As of December 31, 2019, backlog was up 50% from the same period last year

Fourth Quarter 2019 Financial Results

Revenue for the fourth quarter of 2019 was $19.0 million, a decrease of 11% from $21.3 million in the fourth quarter of 2018 and a decrease of 18% from $23.0 million in the third quarter of 2019.

Revenue in the Premises segment decreased 3% from the fourth quarter of 2018 and decreased 33% from the prior quarter to $8.6 million. Revenue in the Identity segment decreased 17% from the fourth quarter of 2018 and increased 2% from the prior quarter to $10.3 million. The year-over-year decrease in the Premises segment was mainly driven by un-evenness of our large video analytics deployments to enterprise customers, offset by higher sales of our traditional physical access control product lines and new incremental revenue from our Viscount acquisition. The year-over-year decrease in the Identity segment primarily reflects the planned reduction of lower margin access card sales, offset by higher sales of RFID transponder products.

GAAP gross margin was 40% in the fourth quarter of 2019, a decrease compared to 48% in the fourth quarter of 2018 and a decrease from 46% in the third quarter of 2019. The year-over-year change in gross margin was primarily attributable to the change in product mix within our segments.

GAAP operating expenses, including research and development (R&D), sales and marketing (S&M), general and administrative (G&A), and restructuring and severance charges, were $9.3 million in the fourth quarter of 2019, compared to $9.1 million in the fourth quarter of 2018 and $9.3 million in the third quarter of 2019.

Non-GAAP operating expenses (adjusted to exclude restructuring and severance costs and certain non-cash charges, such as stock-based compensation, depreciation and amortization as well as other non-GAAP items consisting of the increase in fair value of the earnout liability and acquisition-related transaction costs) for the fourth quarter of 2019 were $7.7 million, compared to $7.4 million in the fourth quarter of 2018 and $7.9 million in the third quarter of 2019.

GAAP net loss attributable to Identiv, Inc. was $(1.8) million in the fourth quarter of 2019, compared to a net income of $630,000 in the fourth quarter of 2018 and net income of $1.1 million in the third quarter of 2019.

GAAP net loss attributable to common stockholders per share (EPS) was $(0.12) in the fourth quarter of 2019, compared to a net loss of $(0.01) per share in the fourth quarter of 2018 and net income of $0.05 per share in the third quarter of 2019. GAAP net income attributable to common stockholders in the fourth quarter of 2019 includes the accretion of dividends on the Series B preferred stock, which the Company began accruing quarterly in 2019.

Non-GAAP adjusted EBITDA in the fourth quarter of 2019 totaled $0.2 million, compared to $3.1 million in the fourth quarter of 2018, and $3.0 million in the third quarter of 2019.

Fiscal Year 2019 Financial Results

Revenue for the fiscal year 2019 was $83.8 million, an increase of 7% from $78.1 million in fiscal year 2018. The increase in revenue was primarily due to higher revenue in the Premises segment.

Revenue in the Premises segment increased 20% to $41.6 million from $34.6 million in the fiscal year 2018. The increase in Premises segment revenue was mainly driven by higher sales of physical access control solutions products, and software and related support services. Revenue in the Identity segment decreased 3% to $42.2 million from $43.6 million in the fiscal year 2018. The decrease in Identity segment revenue primarily reflects the planned reduction of lower margin access card sales, offset by higher sales of RFID transponder products.

GAAP gross margin was 44% in fiscal year 2019, an improvement compared to 43% in fiscal year 2018. Gross margin in the Premises segment was 53%, compared to 56% in 2018. The lower gross margin in the Premises segment mainly reflects adjustments to inventory reserves in the first quarter of 2019 as a result of management’s assessment of on-hand inventory levels and demand forecasts. Gross margin in the Identity segment was 35%, compared to 32% in 2018. The higher gross margin in the Identity segment mainly reflects sales of higher margin mobile logical access readers and software as well as the planned reduction of lower margin access card sales to higher margin credential sales.

GAAP operating expenses were $36.8 million in fiscal year 2019, compared to $35.2 million in fiscal year 2018, an increase of 4%. The increase was primarily due to increases in research and development and selling and marketing expenses, which were partially offset by decreases in general and administrative expenses.

Non-GAAP operating expenses (adjusted to exclude restructuring and severance costs and certain non-cash charges, such as stock-based compensation, depreciation and amortization as well as other non-GAAP items consisting of the increase in fair value of the earnout liability and acquisition-related transaction costs) were $31.3 million in fiscal year 2019, compared to $29.0 million in fiscal year 2018, an increase of 8%.

GAAP net loss attributable to Identiv, Inc. in fiscal year 2019 totaled $(1.2) million, compared with GAAP net loss to the Company of $(4.7) million in fiscal year 2018. GAAP net loss attributable to common stockholders per share was $(0.13), compared to net loss of $(0.35) per share in fiscal year 2018.

Non-GAAP adjusted EBITDA in fiscal year 2019 totaled $6.8 million, compared with a non-GAAP adjusted EBITDA of $5.7 million in full year 2018, predominantly reflecting higher revenues as well as higher gross margins, which were offset slightly by higher operating expenses.

See note regarding “Use of Non-GAAP Financial Measures” below for a discussion of the non-GAAP measures used in this press release.

Cash was $9.4 million at December 31, 2019, compared to $10.9 million at December 31, 2018, and $11.1 million at September 30, 2019.

Financial Outlook

The Company has reiterated its financial outlook for the fiscal year ending December 31, 2020. The Company expects revenue to be between $86.0 million and $90.0 million, non-GAAP adjusted EBITDA to be between $10.0 million and $11.0 million, and non-GAAP adjusted net income to be between $2.0 million and $3.0 million, and earnings per basic share to range between $0.06 and $0.12. The Company also anticipates positive GAAP net cash from operations and non-GAAP free cash flow for the full year 2020.

Management Commentary

“Despite the challenges we encountered towards the end of the year, the strong operational progress we made throughout 2019, and the resilient nature of our business delivered positive results overall for the year,” said Steven Humphreys, Identiv CEO. “Our Premises business increased 20%, nearly three times the industry growth rate, showing the strength of our total solution and the traction we’re generating as we complement our core business with the addition of recurring revenue streams. Software and services grew 27% year-over-year, a key proof point that, we’re moving in the right direction strategically. With our new sales people driving increased revenues, our substantial backlog and the increasing demand for our RFID business, we believe we’re well positioned to execute on our major initiatives in 2020 and to continue to drive growth and profitability while strengthening our strategic position and business value.”

Sandra Wallach, Identiv CFO, added: “During 2019, we grew revenue by 7% to $83.8 million, but we improved our non-GAAP adjusted EBITDA by 20% to $6.8 million and substantially narrowed our net loss, which are indicative of our ability to manage costs and effectively respond to dynamic market conditions. With our balance sheet bolstered from our amended loan and security agreement, we believe we stand well positioned to drive growth, improving non-GAAP adjusted EBITDA margins, and profitability in 2020. We are continuing to track the potential impact of COVID-19 and will provide an update if the situation persists well into the next quarter or worsens.”

Conference Call

Identiv management will hold a conference call today (March 12, 2020) at 5:00 p.m. ET (2:00 p.m. PT) to discuss these financial results. A question and answer session will follow management’s presentation.

Toll-Free Number: 1-855-327-6837

International Number: 1-631-891-4304

Call ID: 10008832

Webcast link: here

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at +1-949-574-3860.

The conference call will be broadcast simultaneously and available for replay here.

The replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 11, 2020 under 1-844-512-2921 (Toll-Free Replay Number) and 1-412-317-6671 (International Replay Number) with Replay ID: 10008832.

About Identiv

Identiv, Inc. is a global provider of physical security and secure identification. Identiv’s products, software, systems, and services address the markets for physical and logical access control, video analytics and a wide range of RFID-enabled applications. Customers in the government, enterprise, consumer, education, healthcare, banking, retail, and transportation sectors rely on Identiv’s access and identification solutions. Identiv’s mission is to secure the connected physical world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. Identiv is a publicly traded company and its common stock is listed on the NASDAQ Capital Market in the U.S. under the symbol “INVE.” For more information, visit identiv.com.

Non-GAAP Financial Measures (Unaudited)

This press release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP adjusted EBITDA, non-GAAP operating expenses and non-GAAP free cash flow. Identiv uses non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP adjusted EBITDA discussed above exclude items that are included in GAAP net income (loss), GAAP operating expenses, and GAAP gross margin, and excludes provision for income taxes, net income attributable to noncontrolling interest, interest expense, foreign currency (gains) losses, stock-based compensation, amortization and depreciation, increase in fair value of earnout liability, acquisition related transaction costs, and restructuring and severance. Non-GAAP operating expenses exclude stock-based compensation, amortization and depreciation, increase in fair value of earnout liability, acquisition related transaction costs and restructuring and severance. Non-GAAP free cash flow includes capital expenditures. For historical periods, the exclusions are detailed in the reconciliation table included in this press release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations regarding future operating and financial performance, including 2020 guidance, the Company’s beliefs regarding the benefits of its acquisitions, the Company’s beliefs regarding its ability to achieve its business and strategic objectives and expected benefits thereof, the drivers of momentum in its business, the Company’s beliefs regarding its ability to execute on its key initiatives and the potential benefits thereof the Company’s intended focus for 2020, the Company’s belief that it is continuing to manage costs efficiently, the Company’s beliefs regarding its ability to respond to market conditions, and the Company’s beliefs regarding the benefits and attributes of its platform and products, and its status in the market and with customers is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, actual results for 2020, the Company’s ability to continue the momentum in its business, its ability to successfully execute its business strategy, the actual benefits achieved through acquisitions, the level and timing of customer orders, the success of its products and partnerships, industry trends and seasonality, the impact of COVID-19, and factors discussed in its public reports, including its Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

Matt Glover and Charlie Schumacher

Gateway Investor Relations

1-949-574-3860

IR@identiv.com

Media Contact:

press@identiv.com

— Financials Follow —

Identiv, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net revenue	$18,970	$23,026	$21,298	$83,755	$78,142
Cost of revenue	11,429	12,500	11,111	47,101	44,810

Gross profit	7,541	10,526	10,187	36,654	33,332
Operating expenses:
Research and development	2,387	2,125	1,851	8,616	7,235
Selling and marketing	4,449	4,470	4,215	18,138	16,391
General and administrative	1,953	2,591	2,872	9,445	10,824
Increase in fair value of earnout liability	375	175	—	550	—
Restructuring and severance	115	(87)	156	14	747

Total operating expenses	9,279	9,274	9,094	36,763	35,197

(Loss) income from operations	(1,738)	1,252	1,093	(109)	(1,865)
Non-operating income (expense):
Interest expense, net	(151)	(246)	(279)	(917)	(1,518)
Loss on extinguishment of debt	—	—	—	—	(1,369)
Gain on sale of investment	142	—	—	142	—
Foreign currency gains (losses), net	(37)	168	(150)	59	204

(Loss) income before income taxes and noncontrolling interest	(1,784)	1,174	664	(825)	(4,548)
Income tax provision	(37)	(105)	(34)	(326)	(155)

Net (loss) income	(1,821)	1,069	630	(1,151)	(4,703)
Less: Income attributable to noncontrolling interest	—	—	—	—	(5)

Net (loss) income attributable to Identiv, Inc.	(1,821)	1,069	630	(1,151)	(4,708)
Cumulative dividends on Series B preferred stock	(263)	(262)	(833)	(1,042)	(833)

Net (loss) income attributable to common stockholders	$(2,084)	$807	$(203)	$(2,193)	$(5,541)

Net (loss) income per share:
Basic	$(0.12)	$0.05	$(0.01)	$(0.13)	$(0.35)
Diluted	$(0.12)	$0.05	$(0.01)	$(0.13)	$(0.35)
Weighted average shares used in computing net (loss) income per common share:
Basic	17,136	17,006	16,157	16,984	15,654
Diluted	17,136	17,766	16,157	16,984	15,654

Identiv, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
ASSETS
Current assets:
Cash	$9,383	$11,052	$11,117	$8,930	$10,866
Accounts receivable, net of allowances	18,363	19,261	17,560	15,456	14,952
Inventories	16,145	13,964	13,588	12,460	13,631
Prepaid expenses and other assets	2,292	2,812	2,931	2,361	2,743

Total current assets	46,183	47,089	45,196	39,207	42,192
Property and equipment, net	2,042	2,202	2,425	2,669	2,624
Operating lease right-of-use assets	4,629	5,133	5,525	5,970	—
Intangible assets, net	10,104	10,722	11,378	11,997	10,980
Goodwill	10,238	10,128	10,138	10,441	9,286
Other assets	1,122	1,216	1,188	1,322	1,224

Total assets	$74,318	$76,490	$75,850	$71,606	$66,306

LIABILITIES AND STOCKHOLDERS´ EQUITY
Current liabilities:
Accounts payable	$8,799	$7,596	$8,211	$6,304	$5,654
Current portion - payment obligation	1,311	1,192	1,122	1,050	1,025
Current portion - financial liabilities	14,189	14,812	13,222	11,787	11,554
Operating lease liabilities	1,814	1,914	1,880	2,067	—
Notes payable	—	—	—	—	2,000
Deferred revenue	2,193	2,880	3,052	2,779	2,174
Accrued compensation and related benefits	1,671	1,853	1,866	1,779	1,794
Other accrued expenses and liabilities	4,498	4,179	4,696	4,165	5,277

Total current liabilities	34,475	34,426	34,049	29,931	29,478
Long-term payment obligation	360	860	1,216	1,569	1,860
Long-term operating lease liabilities	3,013	3,409	3,827	4,072	—
Long-term deferred revenue	640	685	660	625	636
Other long-term liabilities	364	366	558	559	632

Total liabilities	38,852	39,746	40,310	36,756	32,606

Total stockholders´ equity	35,466	36,744	35,540	34,850	33,700

Total liabilities and stockholders´equity	$74,318	$76,490	$75,850	$71,606	$66,306

Identiv, Inc.

Reconciliation of GAAP and Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Reconciliation of GAAP gross profit margin and non-GAAP gross profit margin
GAAP cost of revenue	$11,429	$12,500	$11,111	$47,101	$44,810
Reconciling items included in GAAP cost of revenue:
Stock-based compensation	(32)	(35)	25	(130)	(89)
Amortization and depreciation	(318)	(340)	(297)	(1,298)	(1,231)

Total reconciling items included in GAAP cost of revenue	(350)	(375)	(272)	(1,428)	(1,320)

Non-GAAP cost of revenue	$11,079	$12,125	$10,839	$45,673	$43,490

Non-GAAP gross profit margin	42%	47%	49%	45%	44%

Reconciliation of GAAP operating expenses to non-GAAP operating expenses
GAAP operating expenses	$9,279	$9,274	$9,094	$36,763	$35,197
Reconciling items included in GAAP operating expenses:
Stock-based compensation	(549)	(654)	(634)	(2,520)	(2,557)
Amortization and depreciation	(561)	(614)	(497)	(2,285)	(1,925)
Increase in fair value of earnout liability	(375)	(175)	—	(550)	—
Acquisition related transaction costs	(9)	(19)	(379)	(102)	(984)
Restructuring and severance	(115)	87	(156)	(14)	(747)

Total reconciling items included in GAAP operating expenses	(1,609)	(1,375)	(1,666)	(5,471)	(6,213)

Non-GAAP operating expenses	$7,670	$7,899	$7,428	$31,292	$28,984

Reconciliation of GAAP net (loss) income to non-GAAP adjusted EBITDA
GAAP net (loss) income attributable to Identiv, Inc.	$(1,821)	$1,069	$630	$(1,151)	$(4,708)
Reconciling items included in GAAP net (loss) income:
Provision for income taxes	37	105	34	326	155
Net income attributable to noncontrolling interest	—	—	—	—	5
Interest expense, net	151	246	279	917	1,518
Loss on extinguishment of debt	—	—	—	—	1,369
Foreign currency (gains) losses, net	37	(168)	150	(59)	(204)
Stock-based compensation	581	689	659	2,650	2,646
Amortization and depreciation	879	954	794	3,583	3,156
Increase in fair value of earnout liability	375	175	—	550	—
Acquisition related transaction costs	9	19	379	102	984
Gain on sale of investment	(142)	—	—	(142)	—
Restructuring and severance	115	(87)	156	14	747

Total reconciling items included in GAAP net (loss) income	2,042	1,933	2,451	7,941	10,376

Non-GAAP adjusted EBITDA	$221	$3,002	$3,081	$6,790	$5,668

Reconciliation of GAAP net cash (used in) provided by operating activities to non-GAAP free cash flow
GAAP net cash (used in) provided by operating activities	(943)	(1,053)	(2,185)	427	(5,196)
Capital expenditures	(87)	(97)	(712)	(289)	(1,346)

Non-GAAP free cash flow	$(1,030)	$(1,150)	$(2,897)	$138	$(6,542)